EXHIBIT 99.1

Nanophase Reports Record Revenue for Second Quarter as Growth Continues

— Delivered a record $11.2 million in Q2 revenue
— In Beauty Science markets, Solésence revenue is up 44% YOY while Active Pharmaceutical Ingredients (API) sales are up 79%

ROMEOVILLE, Ill., Aug. 17, 2022 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (OTCQB: NANX), a leader in minerals-based and scientifically-driven health care solutions across beauty and life science categories — with innovations that protect skin from environmental aggressors and aid in medical diagnostics — today announced its second consecutive period of record financial results for the quarter ended June 30, 2022.

“We are pleased to see a second consecutive quarter of record growth as our Q2 revenues top $11.2 million, driven largely by our Solésence business,” said Jess Jankowski, Chief Executive Officer. “As sun care permeates beauty categories to become a daily and year-round part of consumers’ lives, our brand partners are seeing great success with products that cross into both skincare and cosmetics categories. Our focus on growth over the past 24 months has led us to the strong position we now occupy in the market.”

Jankowski continued: “The first half of 2022 was a balancing act as we continued to focus on maintaining our growth trajectory and also expanded our capacity to handle the additional demand. Now, we believe we have established our market presence and status in such a way that allows us to shift the bulk of our focus inward to the organizational changes we began implementing in Q1, while also maintaining our growth strategies.”

Kevin Cureton, Chief Operating Officer, commented: “The successes of our record quarter also brought challenges and the related opportunities for improvements that we are already moving on in Q3. Throughout the second quarter, our focus remained on service and meeting demand to ensure successful product launches for our brand partners – something that is paramount to our long-term success. This included certain strategic decisions around raw materials inventory and labor allocation in order to avoid the challenges we faced earlier this year, and which have plagued our industry and beyond since 2020. As a result of this focus, our brand partners’ launches saw great success on the market, fueling both their growth and ours.”

“Evidence of the impact of the products we have developed with our brand partners is increasing. For example, we have developed and manufactured almost half of the products on the list of 11 new launches from Bustle’s June article “The Most Innovative Sunscreens You Can Buy,” as well as UV protection products across the beauty industry’s leaders in inclusion, and particularly Black-owned brands, including Relevant (Thirteen Lune), Credo’s EleVen by Venus Williams, and others. The sun care market – which saw 51% growth in Q2 versus 2021, after 60% growth in Q1 – is experiencing tremendous growth, and we believe that we are leading innovation in this sector,” Cureton continued. “With the groundwork we have established and the commercial team we put in place, our senior-most leaders have turned a significant portion of our focus to improving our operating processes, which will enable more cost-efficient and timely performance at our increased business level – including the consolidation of our warehouses and the onboarding of additional mid-level and senior team members with industry-specific experience.”

Operational Highlights

New Business Expansion

  In the second quarter, we had over 40 new products shipped, with 20 new brand partners included in this count.
  New launches represented approximately 25% of the Solésence shipments during the first half.

Warehouse Consolidation

  Consolidated from 3 different warehousing sites into a single site, with the addition of more than 3X the square footage and 6X in racking capacity, while implementing new scanning/barcoding tools that will streamline inventory management and tracking.

Production Milestone: Second Consecutive Record Quarterly Revenue

  In June 2022, we experienced our highest single revenue month in Company history, approximately $4.9 million.
  Over 1.5 million units of finished goods were shipped during the second quarter.

Second Quarter Financial Highlights

  Revenue for the second quarter was $11.2 million, vs. $7.1 million for the same period in 2021, a 58% increase.
  Solésence revenue was $7.1 million, up 58% from $4.5 million in 2021.
  Personal Care Ingredients revenue was $3.3 million, up 86% from $1.8 million in 2021.

Six-Month Financial Highlights

  Revenue for the six months ended June 30th was $19.4 million, vs. $14.2 million for the same period in 2021, a 37% increase.
  Solésence revenue was $12.7 million, up 44% from $8.8 million in 2021.
  Personal Care Ingredients revenue was $5.7 million, up 79% from $3.2 million in 2021.

“We have succeeded in developing strong market demand and product differentiation, and in establishing a place for ourselves as leaders in these exciting markets. That’s where most growth companies struggle,” continued Jankowski. “Our expectations are high for the rest of 2022 as we look to marry our rapid growth with operational excellence.”

Conference Call

Nanophase will host its Second Quarter conference call on Thursday, August 18th at 10:00 a.m. CDT, 11:00 a.m. EDT to discuss its financial results and provide a business and financial update.

Registration to dial in and/or participate in the Q&A, has changed.

Participant Registration:
https://register.vevent.com/register/BIf95c35deed704fef931dde5bafab926c

To receive the dial-in number, as well as your personalized PIN, you must register at the above link. Once registered, you will also have the option to have the system dial-out to you once the conference call has begun. If you forget your PIN prior to the conference call, you can simply re-register.

The process for accessing the webcast as listen-only remains the same. The same link can be used after the call to access the replay. A Telco replay is no longer available.

Listen-Only Webcast & Replay:
https://edge.media-server.com/mmc/p/2sviy3z6

Please connect to the conference at least five minutes before the call is scheduled to begin.

The call may also be accessed through the company’s website, at www.nanophase.com, by clicking on Investor Relations, Investor News, and the links in the conference call announcement release.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Use of Non-GAAP Financial Information
Nanophase believes that the presentation of results excluding certain items, such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles (“GAAP”) and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

About Nanophase Technologies
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leading innovator in minerals-based and scientifically driven health care solutions across beauty and life science categories, as well as other legacy advanced materials applications. Leveraging a platform of integrated, patented, and proprietary technologies, the Company creates products with unique performance, enhancing consumers' health and well-being. We deliver commercial quantity and quality engineered materials both as ingredients and as part of fully formulated products in a variety of formats.

About Solésence Beauty Science
Solésence, LLC, www.solesence.com, a wholly owned subsidiary of Nanophase Technologies, is changing the face of skin health with patented, mineral-based technology that is embraced by leading performance-driven and clean beauty brands alike. Our patented products for brands transform the way mineral actives look, feel and function — enabling textures never-before-seen in the mineral space and inclusivity never-before-seen in the sun care space. Solésence’s innovative formulations offer best-in-class UV protection, unparalleled free radical prevention to protect against pollution, and enhanced antioxidant performance.

Forward-Looking Statements
This press release contains words such as “expects,” shall,” “will,” “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance, and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s engineered materials, ingredients, and fully formulated products; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the impact of any potential new government regulations that could be difficult to respond to or too costly to comply with while remaining financially viable; the ability of the Company to maintain an appropriate electronic trading venue; and other factors described in the Company’s Form 10-K filed March 31, 2022. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS
(Unaudited Consolidated Condensed)
	(in thousands except share and per share data)

	June	December 31,
	2022	2021
ASSETS	(Unaudited)

Current assets:
Cash	$664	$657
Trade accounts receivable, less allowance for doubtful accounts of $161
for June 30, 2022 and $60 for December 31, 2021	6,537	3,937
Inventories, net	8,949	6,095
Prepaid expenses and other current assets	1,201	910
Total current assets	17,351	11,599

Equipment and leasehold improvements, net	5,715	4,712
Operating leases, right of use	11,418	12,075
Other assets, net	7	8
	$34,491	$28,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit, related party	5,835	1,351
Current portion of finance lease obligations	35	105
Current portion of operating lease obligations	1,161	589
Accounts payable	4,368	3,566
Current portion of deferred revenue	709	783
Accrued expenses	1,426	946
Total current liabilities	13,534	7,340

Long-term portion of finance lease obligations	1	6
Long-term portion of operating lease obligations	11,067	11,700
Long-term debt, related party	1,000	1,000
Long-term portion of deferred revenue	675	661
Asset retirement obligation	227	222
Total long-term liabilities	12,970	13,589

Contingent liabilities	-	-
Stockholders' equity:
Preferred stock, $.01 par value, 24,088 shares authorized and
no shares issued and outstanding	-	-
Common stock, $.01 par value, 60,000,000 and 55,000,000 shares authorized;
49,137,030 and 48,893,573 shares issued and outstanding on June 30, 2022
and December 31, 2021, respectively	491	489
Additional paid-in capital	104,831	104,423
Accumulated deficit	(97,335)	(97,447)
Total stockholders' equity	7,987	7,465
	$34,491	$28,394

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited Consolidated Condensed)
(in thousands except share and per share data)
	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$10,796	$7,025	$18,842	$14,075
Other revenue	426	89	536	111
Net revenue	11,222	7,114	19,378	14,186

Operating expense:
Cost of revenue	8,486	4,600	14,474	9,642
Gross profit	2,736	2,514	4,904	4,544

Research and development expense	797	536	1,463	1,035
Selling, general and administrative expense	1,816	1,018	3,213	2,052
Income from operations	123	960	228	1,457
Interest expense	73	919	116	1,058
Other income, net	-	-	-	(952)
Income before provision for income taxes	50	41	112	1,351
Provision for income taxes	-	-	-	-
Net income	$50	$41	$112	$1,351

Net income per share-basic	$-	$-	$-	$0.03

Weighted average number of common shares outstanding - basic	49,045,047	44,367,496	49,014,847	41,294,394

Net income per share-diluted	$-	$-	$-	$-

Weighted average number of common shares outstanding - diluted	51,008,047	46,362,496	50,990,847	43,078,394

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS - EXPANDED SCHEDULE
(Unaudited Consolidated Condensed)
(in thousands except share and per share data)
	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Product revenue	$10,796	$7,025	$18,842	$14,075
Other revenue	426	89	536	111
Net revenue	11,222	7,114	19,378	14,186

Operating expense:
Cost of revenue detail:
Depreciation	120	94	239	180
Non-Cash equity compensation	24	6	49	11
Other costs of revenue	8,342	4,500	14,186	9,451
Cost of revenue	8,486	4,600	14,474	9,642
Gross profit	2,736	2,514	4,904	4,544

Research and development expense detail:
Depreciation	9	9	18	18
Non-Cash equity compensation	41	16	82	29
Other research and development expense	747	511	1,363	988
Research and development expense	797	536	1,463	1,035

Selling, general and administrative expense detail:
Depreciation and amortization	5	6	12	12
Non-Cash equity compensation	90	31	171	55
Other selling, general and administrative expense	1,721	981	3,030	1,985
Selling, general and administrative expense	1,816	1,018	3,213	2,052
Income from operations	123	960	228	1,457
Interest expense	73	919	116	1,058
Other income, net	-	-	-	(952)
Income before provision for income taxes	50	41	112	1,351
Provision for income taxes	-	-	-	-
Net income	$50	$41	$112	$1,351

Non-GAAP Disclosure (see note regarding Non-GAAP disclosures):
Addback Interest, net	73	919	116	1,058
Addback Depreciation/Amortization	134	109	269	210
Addback Non-Cash Equity Compensation	155	53	302	95
Subtract Non-Cash Other Income	-	-	-	(952)

Adjusted EBITDA	$412	$1,122	$799	$1,762

Media Contact:
Emma Harper
Email: eharper@solesence.com
Phone: (630) 686-1574

Investor Relations Contact:
Phone: (630) 771-6736